Exhibit 99.1

Contact:	Robert Bannon
Director, Investor Relations
(336) 335-7665

LORILLARD, INC. REPORTS SECOND QUARTER RESULTS

GREENSBORO, NC, July 30, 2014 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended June 30, 2014.

Second Quarter Highlights

•	Reported (GAAP) diluted earnings per share remained flat at $0.83 per share compared to the second quarter of 2013.

•	Adjusted (Non-GAAP) diluted earnings per share increased 3.7% over last year to $0.84.

•	Cigarettes adjusted operating income (Non-GAAP) increased 4.2% over last year and adjusted operating margin increased 1 percentage point.

•	Total Lorillard retail market share of cigarettes for the second quarter of 2014 was 15.0%, increasing 0.2 share points compared to the corresponding period of 2013.

•	Newport retail market share for the second quarter of 2014 was 12.8%, increasing 0.3 share points versus last year.

•	Newport retail market share of menthol for the second quarter of 2014 was 37.1%, increasing 0.2 share points versus last year.

•	blu eCigs remained the clear U.S. electronic cigarette category leader, achieving a 40.9% dollar market share during the 13 weeks ended July 5, 2014 despite significantly increased national competition which affected domestic sales in the quarter.

•	The Company invested approximately $8 million to launch the blu brand in the United Kingdom during the quarter.

•	Lorillard repurchased 2.7 million shares during the quarter at a cost of $156 million.

•	Lorillard announced it would be acquired by Reynolds American Inc. at an implied enterprise value of $27.4 billion.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$1,799	$1,804	(0.3)%	$3,391	$3,381	0.3%

Operating income
Reported (GAAP)	$532	$540	(1.5)%	$1,004	$1,101	(8.8)%
Adjusted (Non-GAAP)	532	529	0.6%	978	967	1.1%

Net income
Reported (GAAP)	$300	$313	(4.2)%	$571	$640	(10.8)%
Adjusted (Non-GAAP)	304	307	(1.0)%	555	558	(0.5)%

Diluted earnings per share
Reported (GAAP)	$0.83	$0.83	—%	$1.57	$1.69	(7.1%)
Adjusted (Non-GAAP)	0.84	0.81	3.7%	1.53	1.47	4.1%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

Consolidated Results

Net sales decreased by $5 million, or 0.3%, to $1.799 billion in the second quarter of 2014 due to a 35.1% decrease in net sales of electronic cigarettes, partially offset by a 0.9% increase in net sales of cigarettes. For the first half of 2014, net sales increased by $10 million, or 0.3%, to $3.391 billion due to a 1.1% increase in net sales of cigarettes, partially offset by a 22.8% decrease in net sales of electronic cigarettes.

Reported diluted earnings per share remained flat at $0.83 in the second quarter of 2014 compared to the second quarter of 2013 and decreased $0.12, or 7.1%, to $1.57 in the first half of 2014 compared to the first half of 2013 due primarily to the $0.25 per share favorable impact of the settlement to resolve certain MSA payment adjustment disputes on tobacco settlement expense in the first half of 2013.

Adjusted diluted earnings per share increased $0.03, or 3.7%, to $0.84 in the second quarter of 2014 and increased $0.06, or 4.1%, to $1.53 in the first half of 2014, due to the continued strong operating performance in the Cigarettes segment and the impact of share repurchases. As detailed in the reconciliation table, adjusted diluted earnings per share exclude the favorable impacts of the settlement to resolve certain MSA payment adjustment disputes in the first half of 2014 and 2013 and the 2003 non-participating manufacturer arbitration award in the first half of 2014.

“Lorillard continued to deliver industry-leading cigarette operating and market share performance in the second quarter and for the first half of 2014, while also making a significant investment to expand blu eCigs in the U.K.,” stated Murray S. Kessler, Lorillard Chairman, President and CEO. “Continued strong pricing realization and tight cost controls in our Cigarettes segment allowed us to deliver solid adjusted cigarette operating income growth in the quarter and for the first half of the year. While second quarter blu eCigs’ sales were below expectations, recent new blu product launches and the introduction of the blu brand into the U.K. in the second quarter solidify blu eCigs’ position as the U.S. market leader and the world’s first truly global e-cigarette brand and will result in accelerated sales going forward.”

Lorillard Acquisition by Reynolds American

As previously announced, on July 15, 2014 Lorillard and Reynolds American Inc. (“Reynolds” or “RAI”) entered into a definitive agreement in which Lorillard agreed to be acquired by Reynolds in a cash-and-stock transaction. Under the terms of the transaction, which has been approved by the board of directors of both companies, Lorillard shareholders will receive, for each Lorillard share, $50.50 in cash and 0.2909 of a share in RAI stock at closing. On the day of the announcement, the transaction implied an enterprise value of $27.4 billion, representing approximately 13 times Lorillard’s 2013 EBITDA.

In connection with the transaction, Reynolds also announced that it has reached an agreement with Imperial Tobacco Group PLC, the fourth-largest international tobacco company, under which Imperial has agreed to purchase the Kool, Salem, Winston, Maverick and blu eCigs brands and other assets and liabilities from Reynolds and Lorillard for a total consideration of $7.1 billion in cash. As part of the divestiture, Imperial will acquire certain assets owned by Lorillard, including its manufacturing and R&D facilities in Greensboro, NC and Danville, VA, and approximately 2,900 employees, including Lorillard’s national sales force.

The acquisition of Lorillard is subject to customary closing conditions including approval by shareholders of both Reynolds and Lorillard, as well as regulatory and other approvals and other customary closing conditions. The Imperial divestiture transaction is subject to approval by Imperial shareholders, as well as regulatory and other approvals and other customary closing conditions. The companies expect the transactions to close in the first half of 2015.

“We view Lorillard’s acquisition by Reynolds American as the culmination of Lorillard’s long record of shareholder value creation and operational success,” Mr. Kessler stated. “The transaction with Reynolds delivers full value to our shareholders, as well as the opportunity to participate in the upside potential of a leading tobacco company with multiple flagship tobacco brands. The implied EBITDA multiple places this transaction at the high end of precedent transactions. On behalf of the Lorillard Board and management team, we thank our employees for their hard work and dedication, which has enabled us to grow Lorillard to a position of strength with our leading brands and products. We have begun the work to complete the required shareholder and regulatory approvals and look forward to closing these exciting transactions in the first half of 2015.”

The following is a discussion of second quarter and first half 2014 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$1,762	$1,747	0.9%	$3,303	$3,267	1.1%

Gross profit
Reported (GAAP)	$674	$660	2.1%	$1,277	$1,353	(5.6)%
Adjusted (Non-GAAP)	664	649	2.3%	1,236	1,199	3.1%

Selling, general and administrative
Reported (GAAP)	$119	$122	(2.5)%	$239	$261	(8.4)%
Adjusted (Non-GAAP)	115	122	(5.7)%	235	241	(2.5)%

Operating income
Reported (GAAP)	$555	$538	3.2%	$1,038	$1,092	(4.9)%
Adjusted (Non-GAAP)	549	527	4.2%	1,001	958	4.5%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

Second Quarter 2014 - Cigarettes

Cigarette net sales increased $15 million, or 0.9%, to $1.762 billion in the second quarter of 2014, compared to $1.747 billion in the second quarter of 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 3.4% for the second quarter of 2014 compared to the corresponding period of 2013. Puerto Rico and U.S. Possessions declined 38.6% compared to a year ago period in which inventories were built by wholesale in advance of a July 2013 $1.00 per pack excise tax increase in Puerto Rico. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.8% for the second quarter of 2014 compared to the corresponding period of 2013. The Company estimates total cigarette industry domestic wholesale shipments decreased 5.5% for the second quarter of 2014 compared to the second quarter of 2013. Adjusting for the impact of changes in wholesale inventory patterns, Lorillard domestic wholesale shipments decreased an estimated 2.1% in the second quarter of 2014 versus year ago, significantly outperforming adjusted total cigarette industry domestic wholesale shipments which decreased an estimated 4.3% during the quarter compared to second quarter of 2013.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, decreased 2.7% for the second quarter of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.9% for the quarter versus year ago. Adjusting for inventory fluctuations, Newport domestic volume decreased an estimated 1.2% versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 6.6% for the second quarter of 2014 compared to the second quarter of 2013.

“Total Lorillard and Newport unit volumes once again significantly outperformed the rest of the cigarette industry in the second quarter. The continued strength of Newport resulted in share gains in every key segment we measure,” Mr. Kessler said. “During the quarter, Newport benefitted from the relative stability of its core menthol brand along with the continued growth of Newport Non-Menthol. Our Maverick brand is now performing more in-line with cigarette industry trends, and continues to make attractive profit contribution to our overall business. We have also lapped the impact of the Puerto Rico excise tax increase.”

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s second quarter 2014 domestic retail market share increased 0.2 share points versus year ago to 15.0%, its second consecutive full quarter over 15%. Newport’s domestic retail market share was 12.8%, an increase of 0.3 share points compared to the second quarter of 2013. Lorillard’s domestic retail share of the menthol market increased 0.3 share points to 40.3% for the second quarter of 2014 compared to the corresponding period of 2013. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact from the growth of Newport Non-Menthol.

Reported gross profit was $674 million, or 38.3% of net sales, in the second quarter of 2014 and $660 million, or 37.8% of net sales, in the second quarter of 2013. Adjusted gross profit was $664 million, or 37.7% of net sales, in the second quarter of 2014 and $649 million, or 37.1% of net sales, in the second quarter of 2013, or an increase of $15 million. As detailed in the reconciliation table, adjusted gross profit for the second quarter of 2014 excludes the $14 million favorable impact on Lorillard’s tobacco settlement expense related to the addition of two more states to the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. The second quarter of 2014 also excludes the $4 million unfavorable impact on Lorillard’s tobacco settlement expense of the reversal of a portion of the 2003 non-participating manufacturer award related to a Missouri court order. Adjusted gross profit for the second quarter of 2013 excludes the $11 million favorable impact on Lorillard’s tobacco settlement expense related to the addition of two more states in that quarter to the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. After all adjustments the Company’s Cigarettes segment gross margin increased 50 basis points as a percentage of sales versus year ago, which was driven by a 6.0% increase in net average cigarette prices (excluding excise taxes) tracing to lower promotional spending and list price increases.

Reported selling, general and administrative costs decreased $3 million to $119 million in the second quarter of 2014 compared to the second quarter of 2013. Adjusted selling, general and administrative costs decreased $7 million to $115 million in the second quarter of 2014 compared to $122 million in the second quarter of 2013 primarily due to lower legal defense costs related to Engle Progeny litigation and lower promotional expenses related to Newport Menthol. As detailed in the reconciliation table, second quarter 2014 adjusted selling, general and administrative costs exclude $4 million in costs related to the agreement to merge with RAI. Second quarter 2013 adjusted selling, general and administrative costs exclude $20 million in estimated costs to comply with the U.S. Government Case judgment.

Reported operating income for the Cigarettes segment increased $17 million, or 3.2%, to $555 million in the second quarter of 2014 from $538 million in the second quarter of 2013. Adjusted operating income for the Cigarettes segment increased $22 million, or 4.2%, to $549 million in the second quarter of 2014 from $527 million in the second quarter of 2013. Higher gross margins combined with lower selling, general and administrative spending resulted in a 1 percentage point increase in adjusted operating income margin to 31.2% for the segment.

“Strong net pricing realization of 6.0% in the second quarter, combined with our ongoing efforts to limit controllable costs, resulted in a solid 4.2% increase in adjusted operating income and a 1 percentage point increase in adjusted margin in the Cigarettes segment during the quarter,” Mr. Kessler remarked.

First Half 2014 - Cigarettes

Cigarette net sales increased $36 million, or 1.1%, to $3.303 billion in the first half of 2014, compared to $3.267 billion in the first half of 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 3.2% for the first half of 2014 compared to the corresponding period of 2013. Puerto Rico and U.S. Possessions declined 36.3% compared to a year ago period in which inventories were built by wholesale in advance of a July 2013 $1.00 per pack excise tax increase in Puerto Rico. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.5% for the first half of 2014 compared to the corresponding period of 2013. The Company estimates total cigarette industry domestic wholesale shipments decreased 4.2% for the first half of 2014 compared to the first half of 2013. Adjusting for the impact of changes in wholesale inventory patterns, Lorillard domestic wholesale shipments declined an estimated 1.9% in the first half of 2014 versus year ago, significantly outperforming adjusted total cigarette industry domestic wholesale shipments which decreased an estimated 4.2% during the first half of 2014 compared to the first half of 2013.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, decreased 2.5% for the first half of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.7% for the first half of 2014 versus year ago. Adjusting for inventory fluctuations, Newport domestic volume decreased an estimated 1.0% versus year ago, significantly outperforming the 4.2% estimated adjusted industry decline. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 6.3% for the first half of 2014 compared to the first half of 2013.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s first half 2014 domestic retail market share increased 0.3 share points versus year ago to 15.1%. Newport’s domestic retail market share reached 12.9%, an increase of 0.3 share points compared to the first half of 2013. Lorillard’s domestic retail share of the menthol market increased 0.2 share points to 40.5% for the first half of 2014. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and volume growth from Newport Non-Menthol.

“Newport continues to outperform the industry in 2014 and is on track to grow share for the 12th consecutive year,” said Kessler.

Reported gross profit was $1.277 billion, or 38.7% of net sales, in the first half of 2014 and $1.353 billion, or 41.4% of net sales, in the first half of 2013. Adjusted gross profit was $1.236 billion, or 37.4% of net sales, in the first half of 2014 and $1.199 billion, or 36.7% of net sales, in the first half of 2013. As detailed in the reconciliation table, adjusted gross profit for the first half of 2014 excludes the $27 million favorable impact on Lorillard’s tobacco settlement expense of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers and the $14 million favorable impact on Lorillard’s tobacco settlement expense in the second quarter of 2014 related to the addition of two more states to the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. Adjusted gross profit for the first half of 2013 excludes the $154 million favorable impact on Lorillard’s tobacco settlement expense of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013. The increase in adjusted gross profit during the first half of 2014 of $37 million, or 70 basis points as a percentage of sales, was driven by a 6.0% increase in average cigarette prices, resulting from lower promotional spending and higher list prices.

Reported selling, general and administrative costs decreased $22 million to $239 million in the first half of 2014 compared to the first half of 2013. Adjusted selling, general and administrative costs decreased $6 million to $235 million in the first half of 2014 compared to $241 million in the first half of 2013, primarily due to lower legal defense costs related to Engle Progeny litigation and lower promotional expenses related to Newport Menthol. As detailed in the reconciliation table, first half 2014 adjusted selling, general and administrative costs exclude $4 million in costs related to the agreement to merge with RAI. First half 2013 adjusted selling, general and administrative costs exclude $20 million in estimated costs to comply with the U.S. Government Case judgment.

Reported operating income for the Cigarettes segment decreased $54 million, or 4.9%, to $1.038 billion in the first half of 2014 from $1.092 billion in the first half of 2013. Adjusted operating income for the Cigarettes segment increased $43 million, or 4.5%, to $1.001 billion in the first half of 2014 from $958 million in the first half of 2013, and adjusted operating income as a percentage of net sales increased 1 percentage point to 30.3%.

Electronic Cigarettes Segment Results*

	Three Months Ended June 30,**			Six Months Ended June 30,**
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$37	$57	(35.1)%	$88	$114	(22.8)%

Gross profit
Reported (GAAP)	$9	$18	(50.0)%	$24	$38	(36.8)%
Adjusted (Non-GAAP)	9	18	(50.0)%	24	38	(36.8)%

Selling, general and administrative
Reported (GAAP)	$32	$16	100.0%	$58	$29	100.0%
Adjusted (Non-GAAP)	26	16	62.5%	47	29	62.1%

Operating income/(loss)
Reported (GAAP)	$(23)	$2	n/m	$(34)	$9	n/m
Adjusted (Non-GAAP)	(17)	2	n/m	(23)	9	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.
**	Results for the three and six months ended June 30, 2014 provided above are not comparable to the results for the three and six months ended June 30, 2013 as Lorillard purchased SKYCIG on October 1, 2013.

Second Quarter 2014 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $37 million for the second quarter ended June 30, 2014, compared to $57 million for the second quarter ended June 30, 2013, respectively. The decline in sales of blu eCigs in the U.S. versus year ago reflects a decrease in unit volume as well as the estimated $4 million mix impact of a lower price on rechargeable kits that were introduced in the third quarter of 2013. The decrease in unit volume is attributed to an unfavorable comparison to the year ago period that included significant pipeline inventory as the brand was in its initial phase of national expansion and was also negatively impacted by new national competitors’ launches during this year’s second quarter.

blu (U.K.), formerly known as SKYCIG, was acquired on October 1, 2013 and generated $4 million in net sales during the second quarter of 2014. The product offering in the U.K. was re-branded as “blu” and launched at retail and online during the second quarter of 2014. The launch and retail rollout has been accompanied by introductory levels of advertising and promotional spending. Retail placement and exposure is expected to increase significantly during the second half of 2014, which, along with continued marketing of blu, is expected to drive an increase in net sales.

Based on the Nielsen ScanTrack Database, blu’s domestic all-outlet dollar market share of electronic cigarettes decreased 1.1 share points to 40.9% for the 13 weeks ending July 5, 2014 versus the year ago 13 week period, tracing to the list price reduction on rechargeable packs and increased competitive activity during this year’s second quarter.

Gross profit was $9 million, or 24.3% of net sales, for the second quarter ended June 30, 2014. This compares to gross profit of $18 million, or 31.6% of net sales, for the second quarter ended June 30, 2013. Gross profit and gross profit margin for the second quarter ended June 30, 2014 were negatively impacted by the mix impact of the new, lower priced rechargeable kits as well as higher retail distribution costs. This negative drag on gross margin should be minimal going forward as the Company has fully lapped the conversion to the lower priced rechargeable kits.

Reported selling, general and administrative costs were $32 million for the second quarter ended June 30, 2014, compared to $16 million for the second quarter ended June 30, 2013. Adjusted selling, general and administrative costs were $26 million for the second quarter ended June 30, 2014, compared to $16 million for the second quarter ended June 30, 2013 and reflect incremental costs to launch the blu brand in the U.K. As detailed in the reconciliation table, second quarter 2014 adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $6 million. The fair value ascribed to the SKYCIG brand in connection with the acquisition of £20 million (approximately $35 million at June 30, 2014 exchange rates) is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease.

Reported operating (loss)/income for the Electronic Cigarettes segment was $(23) million for the second quarter of 2014, compared to $2 million for the second quarter of 2013. Adjusted operating (loss)/income for the Electronic Cigarettes segment was $(17) million for the second quarter of 2014, compared to $2 million for the second quarter of 2013. blu (U.K.)’s reported and adjusted operating loss was $15 million and $9 million, respectively, for the quarter.

“Despite a challenging quarter on e-cigs domestically, blu remained the clear industry leader and we remain bullish on the outlook for electronic cigarettes in general, and the blu brand in particular. We are also optimistic that e-cigs can play a significant role in a comprehensive tobacco harm reduction strategy,” stated Mr. Kessler. “The launch of our new Cherry Crush disposable e-cig in early July has been extremely well-received and marks not only the expansion of one of blu eCigs’ most popular flavor choices, but also marks the first of a series of significant product performance enhancements that will accelerate sales performance in the second half.”

“Globally, the second half of 2014 promises to be a true inflection point for the blu brand. With the launch of the blu brand into the U.K. and the introduction of blu eCigs’ first vaporizer products late in the second quarter, blu has begun its transition as a global e-cigarette brand and is positioned to lead the development of the electronic cigarette category around the world,” Mr. Kessler concluded.

First Half 2014 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $88 million for the first half ended June 30, 2014, compared to $114 million for the first half ended June 30, 2013, respectively. The decline in sales of blu eCigs in the U.S. versus year ago reflects a decrease in unit volume as well as the estimated $11 million mix impact of a lower price on rechargeable kits that were introduced in the third quarter of 2013. The year ago half was also favorably impacted by significant pipeline inventory as the brand was in its initial phase of national expansion. blu (U.K.) was acquired on October 1, 2013 and generated $7 million in net sales during the first half of 2014.

Based on the Nielsen ScanTrack Database, blu’s domestic all-outlet dollar market share of electronic cigarettes increased

3.3 share points to 42.8% for the 26 weeks ending July 5, 2014 versus the year ago 26 week period. blu’s robust share growth at retail is attributed to strong consumer pull through from brand equity building activities and increased distribution.

Gross profit was $24 million, or 27.3% of net sales, for the first half ended June 30, 2014. This compares to gross profit of $38 million, or 33.3% of net sales, for the first half ended June 30, 2013. Gross profit and gross profit margin for the first half ended June 30, 2014 were negatively impacted by the mix impact of the new, lower priced rechargeable kits as well as higher retail distribution costs.

Reported selling, general and administrative costs were $58 million for the first half ended June 30, 2014, compared to $29 million for the first half ended June 30, 2013. Adjusted selling, general and administrative costs were $47 million for the first half ended June 30, 2014, compared to $29 million for the first half ended June 30, 2013 and reflect incremental investment to build the blu brand in the U.S. as well as to launch the blu brand in the U.K. As detailed in the reconciliation table, first half 2014 adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $11 million. The fair value ascribed to the SKYCIG brand in connection with the acquisition of £20 million (approximately $35 million at June 30, 2014 exchange rates) is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease.

Reported operating (loss)/income for the Electronic Cigarettes segment was $(34) million for the first half of 2014, compared to $9 million for the first half of 2013. Adjusted operating income/(loss) for the Electronic Cigarettes segment was $(23) million for the first half of 2014, compared to $9 million for the first half of 2013. blu (U.K.)’s reported and adjusted operating loss was $(23) million and $(12) million, respectively, for the half.

Additional News

On May 15, 2014, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $0.615 per share, which was paid to shareholders of record as of May 30, 2014. As permitted by the merger agreement with Reynolds, Lorillard expects to continue its current dividend policy, including annual increases consistent with past practice.

As of June 4, 2014, Lorillard Inc. completed its amended $1 billion share repurchase program announced in March 2013 and amended in May 2013 by repurchasing 2.7 million shares at a cost of $156 million during the second quarter of 2014. In connection with entering into the merger agreement, Lorillard suspended future share repurchases.

On July 21, 2014, the U.S. District Court for the District of Columbia granted the motion for summary judgment filed by Lorillard and RJR Tobacco in their lawsuit against the Food and Drug Administration (“FDA”), which challenged the composition of the Tobacco Products Scientific Advisory Committee (the “TPSAC”) because of the FDA’s appointment of certain voting members with significant financial conflicts of interest. The District Court entered an order enjoining the FDA (i) to reconstitute the TPSAC membership so that it complies with the applicable ethics laws and (ii) from relying on or using the menthol report issued by TPSAC in March 2011 in any manner. The time for the FDA to appeal this decision has not yet expired.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard Tobacco product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, Inc., through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs and SKYCIG brands. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain the approval of the transaction by Lorillard’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting from the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission, including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K and its Quarterly Report for the quarterly period ended March 31, 2014, which were filed with the Securities and Exchange Commission on February 21, 2014 and April 24, 2014, respectively, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this report are qualified by these risk factors. Each statement speaks only as of the date of this report (or any earlier date indicated in this report) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

This report may be deemed to be solicitation material in respect of the proposed transaction involving Lorillard and Reynolds American. In connection with the proposed transaction, Reynolds American will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the joint proxy statement of Reynolds American and Lorillard that also constitutes a prospectus of Reynolds American. Lorillard and Reynolds American plan to mail the definitive joint proxy statement/prospectus to their respective stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LORILLARD, REYNOLDS AMERICAN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Lorillard and Reynolds American through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed by Lorillard with the SEC by contacting Robert Bannon, CFA, Director of Investor Relations, at investorrelations@lortobco.com or by calling (336) 335-7000.

Lorillard and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Lorillard’s stockholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Lorillard’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Lorillard is set forth in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Proxy Statement on Schedule 14A, dated April 4, 2014, which are filed with the SEC. Additional information regarding the interests of Lorillard’s directors and executive officers in the proposed transaction, which may be different than those of Lorillard’s stockholders generally, will be contained in the joint proxy statement/prospectus when filed with the SEC.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)
(Amounts in millions, except per share data)

Net sales (a)	$1,799	$1,804	$3,391	$3,381
Cost of sales (a) (b)	1,116	1,126	2,090	1,990

Gross profit	683	678	1,301	1,391
Selling, general and administrative	151	138	297	290

Operating income	532	540	1,004	1,101
Investment income (loss)	(2)	—	6	1
Interest expense	(45)	(41)	(90)	(82)

Income before income taxes	485	499	920	1,020
Income taxes	185	186	349	380

Net income	$300	$313	$571	$640

Earnings per share:
Basic	$0.83	$0.83	$1.58	$1.69
Diluted	$0.83	$0.83	$1.57	$1.69

Weighted average number of shares outstanding:
Basic	360.31	375.86	361.22	377.22
Diluted	360.93	376.61	361.83	378.00

Segment data:
Net sales
Cigarettes (a)	$1,762	$1,747	$3,303	$3,267
Electronic cigarettes	37	57	88	114

	$1,799	$1,804	$3,391	$3,381

Operating income (loss):
Cigarettes	$555	$538	$1,038	$1,092
Electronic cigarettes	(23)	2	(34)	9

	$532	$540	$1,004	$1,101

Supplemental information:

(a) Includes excise taxes.	$502	$516	$947	$971

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements	358	343	644	519

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	36	36	64	62

– Charges to accrue Food and Drug Administration user fees	21	19	40	36

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	June 30, 2014	December 31, 2013
	(Unaudited)
(In millions, except share and per share data)
Assets:
Cash and cash equivalents	$709	$1,454
Short-term investments	172	157
Accounts receivable, less allowances of $2 and $3	25	19
Other receivables	19	29
Inventories	475	499
Deferred income taxes	549	555
Other current assets	104	23

Total current assets	2,053	2,736
Plant and equipment, net	312	316
Long-term investments	126	93
Goodwill	103	102
Intangible assets	76	87
Deferred income taxes	58	51
Other assets	165	151

Total assets	$2,893	$3,536

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$33	$42
Accrued liabilities	366	377
Settlement costs	753	1,224
Income taxes	1	8

Total current liabilities	1,153	1,651
Long-term debt	3,566	3,560
Postretirement pension, medical and life insurance benefits	311	305
Other liabilities	91	84

Total liabilities	5,121	5,600

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 383 million and 382 million shares (outstanding 360 million and 365 million shares)	4	4
Additional paid-in capital	275	256
Accumulated deficit	(1,313)	(1,438)
Accumulated other comprehensive loss	(124)	(130)
Treasury stock at cost, 23 million and 17 million shares	(1,070)	(756)

Total shareholders’ deficit	(2,228)	(2,064)

Total liabilities and shareholders’ deficit	$2,893	$3,536

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(All units in thousands)	2014	2013	% Chg	2014	2013	% Chg

Full Price Brands

Newport	8,524,160	8,693,472	-1.9	16,074,880	16,357,236	-1.7
Kent	34,860	40,488	-13.9	66,414	77,466	-14.3
True	37,098	43,554	-14.8	71,760	82,266	-12.8

Total Full Price Brands	8,596,118	8,777,514	-2.1	16,213,054	16,516,968	-1.8

Price/Value Brands

Old Gold	103,577	116,838	-11.3	193,633	218,370	-11.3
Maverick	1,277,598	1,367,375	-6.6	2,408,759	2,570,704	-6.3

Total Price/Value Brands	1,381,175	1,484,213	-6.9	2,602,392	2,789,074	-6.7

Total Domestic Cigarettes	9,977,293	10,261,727	-2.8	18,815,446	19,306,042	-2.5

Total Puerto Rico and U.S. Possessions	114,396	186,276	-38.6	232,368	364,632	-36.3

Grand Total Cigarettes	10,091,689	10,448,003	-3.4	19,047,814	19,670,674	-3.2

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Unit Market Share Data (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Pt Chg	2014	2013	Pt Chg

Lorillard	15.0	14.8	0.2	15.1	14.8	0.3
Newport	12.8	12.5	0.3	12.9	12.6	0.3
Total Industry Menthol	31.6	31.4	0.2	31.7	31.3	0.4
Lorillard Share of Menthol Segment	40.3	40.0	0.3	40.5	40.3	0.2
Newport Share of Menthol Segment	37.1	36.9	0.2	37.3	37.2	0.1

(1)	Based on Lorillard’s proprietary retail shipment database, administered by Management Science Associates, Inc.

blu Domestic Retail Electronic Cigarette Dollar Market Share Data (2)

13 Week Reporting Periods Ended:

March 23, 2013	35.3%
June 22, 2013	42.0%
September 21, 2013	45.3%
December 21, 2013	45.8%
March 15, 2014	45.0%
July 5, 2014	40.9%

(2)	Based on Nielsen, ScanTrack Database – All Outlets Combined.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and six months ended June 30, 2014 and 2013. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers included as an offset to tobacco settlement expense in cost of sales; (2) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement with two more states in June 2014 to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; (3) amortization of the SKYCIG brand included in selling, general and administrative expenses; (4) costs related to the RAI merger agreement; (5) the favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; and (6) estimated costs to comply with the U.S. Government Case judgment included in selling, general and administrative expenses.

	Three months ended June 30, 2014				Six months ended June 30, 2014
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$683	$532	$300	$0.83	$1,301	$1,004	$571	$1.57

GAAP results include the following:
(1) 2003 non-participating manufacturer arbitration award	4	4	3	0.01	(27)	(27)	(20)	(0.05)

(2) Settlement to resolve certain MSA payment adjustment disputes	(14)	(14)	(8)	(0.02)	(14)	(14)	(8)	(0.02)

(3) Amortization of SKYCIG brand	—	6	5	0.01	—	11	8	0.02

(4) Costs related to RAI merger agreement	—	4	4	0.01	—	4	4	0.01

Adjusted (Non-GAAP) results	$673	$532	$304	$0.84	$1,260	$978	$555	$1.53

	Three months ended June 30, 2013				Six months ended June 30, 2013
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$678	$540	$313	$0.83	$1,391	$1,101	$640	$1.69

GAAP results include the following:
(5) Settlement to resolve certain MSA payment adjustment disputes	(11)	(11)	(6)	(0.02)	(154)	(154)	(94)	(0.25)

(6) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	—	—	20	12	0.03

Adjusted (Non-GAAP) results	$667	$529	$307	$0.81	$1,237	$967	$558	$1.47

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the United States. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the three and six months ended June 30, 2014 and 2013. In addition to the Newport brand, the Lorillard Tobacco product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 43 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists of the operations of LOEC, Inc. (d/b/a blu eCigs), Cygnet U.K. Trading Limited (t/a blu (U.K.)) and related entities. blu eCigs is a leading electronic cigarette company in the United States. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired all of the assets and operations of SKYCIG (now known as blu (U.K.)), a United Kingdom based electronic cigarette business, on October 1, 2013.

	Three months ended June 30, 2014			Six months ended June 30, 2014
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income (loss)	$555	$(23)	$532	$1,038	$(34)	$1,004

GAAP results include the following:

(1) 2003 non-participating manufacturer arbitration award	4	—	4	(27)	—	(27)

(2) Settlement to resolve certain MSA payment adjustment disputes	(14)	—	(14)	(14)	—	(14)

(3) Amortization of SKYCIG brand	—	6	6	—	11	11

(4) Costs related to RAI merger agreement	4	—	4	4	—	4

Adjusted (Non-GAAP) operating income (loss)	$549	$(17)	$532	$1,001	$(23)	$978

	Three months ended June 30, 2013			Six months ended June 30, 2013
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income	$538	$2	$540	$1,092	$9	$1,101

GAAP results include the following:

(4) Settlement to resolve certain MSA payment adjustment disputes	(11)	—	(11)	(154)	—	(154)

(5) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	20	—	20

Adjusted (Non-GAAP) operating income	$527	$2	$529	$958	$9	$967